                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                         AMERICAN COLOR GRAPHICS REPORTS
                   FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS

BRENTWOOD, TN, June 1, 2005 - ACG Holdings, Inc. and American Color Graphics, Inc. (collectively, the "Company"), today reported financial results for the fourth fiscal quarter and the twelve months ended March 31, 2005 (Fiscal Year
2005).

Stephen M. Dyott, Chairman, President and Chief Executive Officer of American Color Graphics stated, "Our Fiscal Year 2005 results met our expectations but we are obviously not satisfied with the results. The continuing price weakness in our market due to a modest amount of excess industry capacity and volume losses related to aggressive competitive bidding negatively impacted our performance. We continue to increase our productivity and reduce costs in all areas. We have also become more price responsive in our bidding strategy. In addition, our new bank facility will significantly improve our liquidity position."

PRINT SEGMENT RESULTS. The Company reported print revenue during the fourth quarter of $95.2 million, which represented an increase over the comparable prior year quarter of 3%, and value-added revenue of $45.3 million, which represented a decrease of 5% versus the prior year. On a full year basis, print revenue was $393.9 million and value-added revenue was $188.4 million, representing declines of 6% and 12%, respectively, versus the twelve months ended March 31, 2004 (Fiscal Year 2004).

Print production volume decreased approximately 5% and 13% in the fourth quarter and on a full year basis, respectively, as compared to the prior year. In addition, the continued impact of competitive pricing has also negatively impacted the Company's reported print revenues versus the prior year. These items were partially offset on a full year basis and more than fully offset in the quarter by increased paper prices and decreases in the level of customer supplied paper.

Print EBITDA was a negative $2.9 million in the fourth quarter compared to EBITDA in the fourth quarter of the prior year of $1.1 million. On a full year basis, print EBITDA was $23.0 million as compared to $38.8 million in the prior year. Included in both the fourth quarter and Fiscal Year 2005 print EBITDA were restructuring costs and other charges of $7.8 million. This compares to fourth quarter and full year restructuring costs and other charges reported in the prior year of $5.7 million and $7.5 million, respectively. Excluding restructuring costs and other charges, print EBITDA in the fourth quarter was $4.9 million versus $6.8 million in the prior year, and on a full year basis, print EBITDA was $30.8 million compared to $46.3 million in the prior year.

The Company continues to reduce manufacturing and selling, general and administrative (SG&A) expenses in this segment through benefits related to strategic restructuring programs and disciplined cost containment initiatives. Overall productivity and efficiency levels at the Company's facilities continue to improve. Income benefits from cost reduction programs, however, have been more than offset throughout Fiscal Year 2005 by the combination of reduced production volume and the negative impact of continued competitive industry pricing.

PREMEDIA SERVICES SEGMENT RESULTS. Premedia services' revenue during the fourth quarter was $13.2 million which compares closely to the $13.4 million in revenues reported last year. On a full year basis, premedia services' revenue was $55.6 million versus $53.1 million reported in the prior year. The increased Fiscal Year 2005 revenues are primarily attributable to increases in premedia production volume, including increases in the Company's premedia packaging business. These increases were offset in part by continued competitive pricing pressures in this segment.

Premedia services' EBITDA was $0.3 million during the fourth quarter compared to $2.0 million in the prior year. On a full year basis, premedia services' EBITDA was $10.0 million compared to $9.6 million in the prior year. Included in the current year fourth quarter and full year EBITDA were restructuring costs and other charges of $2.2 million. This compares to fourth quarter and full year restructuring costs and other charges in the prior year of $0.4 million and $0.6 million, respectively. Excluding restructuring costs and other charges, premedia services' EBITDA in the fourth quarter was $2.5 million compared to $2.4 million in the prior year quarter, and on a full year basis, premedia services' EBITDA was $12.3 million compared to $10.2 million last year. This represents a year over year increase in EBITDA of $2.1 million, or approximately 20%.

The improvement in premedia services' profitability includes the impact of volume gains as well as benefits from continued disciplined cost reduction actions. These initiatives have resulted in reduced manufacturing and SG&A expenses in this segment. Gains in these areas have been partially offset by the continued competitive price environment in the premedia market.

OTHER OPERATIONS RESULTS. In addition to the print and premedia services' segment services' EBITDA results, the Company recorded EBITDA losses from other operations, which include corporate general and administrative expenses and other expenses, of $1.0 million in the fourth quarter compared to $1.1 million of EBITDA losses in the prior year and EBITDA losses of $3.3 million on a full year basis versus EBITDA losses of $7.3 million last year. The reduced losses from other operations in the full year period include the impact of the $3.2 million write-off of deferred financing costs associated with the Company's prior capital structure reported in the prior year. In addition, Fiscal Year 2004 results include EBITDA losses from discontinued operations of $0.4 million.

CONSOLIDATED RESULTS. As a result of the items previously noted, consolidated revenues for the Company were $108.4 million in the fourth quarter and $449.5 million for Fiscal Year 2005 compared to consolidated revenues of $105.6 million and $471.1 million, respectively, in the comparable periods of the prior year.

Consolidated EBITDA in the fourth quarter was a negative $3.6 million as compared to EBITDA in the prior year of $2.0 million. Included were restructuring costs and other charges of $10.0 million in the current year quarter versus $6.1 million in the prior year. Excluding restructuring costs and other charges, consolidated EBITDA in the quarter decreased to $6.4 million from $8.1 million in the prior year.

Consolidated EBITDA for Fiscal Year 2005 was $29.7 million as compared to $41.1 million in the prior year. Included in the Fiscal Year 2005 EBITDA were restructuring costs and other charges of $10.0 million. Included in Fiscal Year 2004 EBITDA were restructuring costs and other charges of $8.1 million and a $3.2 million charge associated with the write-off of deferred financing costs. Excluding these charges, consolidated EBITDA for Fiscal Year 2005 was $39.8 million as compared to $52.4 million in Fiscal Year 2004.

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

The Company recorded a consolidated net loss in the fourth quarter of $17.7 million as compared to a loss of $12.3 million in the fourth quarter of the prior year. Included in this change were increased restructuring costs and other charges of $3.9 million, as discussed previously.

On a full year basis, the Company reported a consolidated net loss of $25.7 million as compared to a net loss of $ 28.8 million in the prior year. In addition to the operating results noted above, included in the current year net loss were restructuring costs and other charges of $10.0 million. Included in the prior year net loss were the following charges which aggregate $24.1 million: (1) $8.1 million of restructuring costs and other charges, (2) net non-cash deferred tax expense of $10.6 million associated with changes in estimates related to the Company's income tax accounts, (3) refinancing related expenses of $4.9 million and (4) discontinued operations losses of $0.5 million.

The $10.0 million restructuring costs and other charges, noted above, represent the impact of three new restructuring programs which were approved in the fourth quarter. These programs included initiatives which resulted in (1) reduced headcount in the manufacturing and SG&A areas, (2) the closure and sale of the Pittsburg, California printing facility and (3) the consolidation of two Premedia facilities in New York City. In final form, these programs resulted in the elimination of 206 positions across the Company. These most recent initiatives further signify the Company's discipline and ongoing commitment to maintain the most competitive and efficient cost structure possible.

The Company ended Fiscal Year 2005 with total debt of $310.0 million versus $298.3 million at the end of Fiscal Year 2004, representing an increase in debt of $11.7 million. In addition to the $39.8 million of EBITDA before restructuring costs and other charges, other sources and uses of cash during Fiscal Year 2005 included (1) net cash interest payments of $31.4 million, including interest payments on the Notes of $28.0 million, (2) cash capital expenditures of $6.9 million, (3) pension contributions of $8.8 million, (4) restructuring payments of $4.9 million, and (5) a working capital and other balance sheet net cash source of $0.5 million.

On March 31, 2005 the Company had borrowings outstanding under its prior Revolving Credit facility of $16.0 million and letters of credit outstanding of $28.2 million. The Company had additional borrowing capacity at March 31, 2005 under this facility of $25.6 million.

On May 5, 2005, the Company significantly improved its overall liquidity position. This was accomplished through the execution of an Amended and Restated Credit Agreement with Banc of America Securities as Sole Lead Arranger and Bank of America N.A., as Administrative Agent, and certain lenders which resulted in the refinancing of the Company's prior $70 million senior bank line with a new $90 million credit facility. The new facility, which matures in December 2009, is composed of a (1) $55 million revolving credit facility which is not subject to a borrowing base limitation, and (2) a $35 million non-amortizing term loan.

On May 5, 2005, the Company's overall liquidity position was $39.6 million. This included cash on hand of $12.8 million and additional borrowing capacity under the new $55 million Revolving Credit facility of $26.8 million, after taking into account letters of credit outstanding of $28.2 million.

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Reconciliations of Non-GAAP Measures to GAAP Measures

EBITDA is defined as earnings before net interest expense, income tax expense, depreciation and amortization. The Company has included EBITDA because it is a key metric that management uses in measuring the Company's operating performance and because the Company believes that investors regard EBITDA as a key measure of a leveraged company's performance as it removes the non-operating components of interest, taxes, depreciation and amortization from the managed operational results of our business. EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles. You should not consider it an alternative to net income as a measure of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity. The Company's calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.

The following table reconciles EBITDA to net income (loss) for the periods indicated (in millions):

                                                      PREMEDIA
                                          PRINT       SERVICES     OTHER      TOTAL
                                         -------      --------     -----      -----
THREE MONTHS ENDED MARCH 31, 2005:
 EBITDA                                  $  (2.9)        0.3        (1.0)      (3.6)
    Depreciation and amortization           (4.8)       (0.8)         --       (5.6)
    Interest expense, net                     --          --        (8.7)      (8.7)
    Income tax benefit, net                   --          --         0.2        0.2
                                         -------        ----       -----      -----
NET LOSS                                 $  (7.7)       (0.5)       (9.5)     (17.7)(a)
                                         =======        ====       =====      =====
THREE MONTHS ENDED MARCH 31, 2004:
 EBITDA                                  $   1.1         2.0        (1.1)       2.0
    Depreciation and amortization           (5.2)       (0.8)         --       (6.0)
    Interest expense, net                     --          --        (8.5)      (8.5)
    Income tax benefit, net                   --          --         0.2        0.2
                                         -------        ----       -----      -----
NET INCOME (LOSS)                        $  (4.1)        1.2        (9.4)     (12.3)(a)
                                         =======        ====       =====      =====
TWELVE MONTHS ENDED MARCH 31, 2005:
 EBITDA                                  $  23.0        10.0        (3.3)      29.7
    Depreciation and amortization          (19.9)       (3.1)         --      (23.0)
    Interest expense, net                     --          --       (34.1)     (34.1)
    Income tax benefit, net                   --          --         1.7        1.7
                                         -------        ----       -----      -----
NET INCOME (LOSS)                        $   3.1         6.9       (35.7)     (25.7)(b)
                                         =======        ====       =====      =====
TWELVE MONTHS ENDED MARCH 31, 2004:
 EBITDA                                  $  38.8         9.6        (7.3)      41.1
    Depreciation and amortization          (20.7)       (3.6)         --      (24.3)
    Interest expense, net                     --          --       (34.2)     (34.2)
    Income tax expense, net                   --          --       (11.4)     (11.4)
                                         -------        ----       -----      -----
NET INCOME (LOSS)                        $  18.1         6.0       (52.9)     (28.8)(b)
                                         =======        ====       =====      =====

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   (a) The three months ended March 31, 2005 and March 31, 2004 net loss includes restructuring costs and other charges of $10.0 million and $6.1 million, respectively.

   (b) The Fiscal Year 2005 net loss includes restructuring costs and other charges of $10.0 million. The Fiscal Year 2004 net loss includes the impact of the following items: (1) restructuring costs and other charges of $8.1 million, (2) net non-cash deferred tax expense of $10.6 million associated with changes in estimates related to the Company's income tax accounts, (3) refinancing related expenses of $4.9 million, and (4) discontinued operations losses of $0.5 million.

Value-added revenue (VAR) information is included to provide a better understanding of sales activity within the Company's print segment. VAR is a non-GAAP measure and is defined as Print sales less the cost of paper, ink and subcontract services. These expenses are generally passed through to the Company's customers. The Company has also included print impressions because it uses this as an internal measure of production throughput. Although the Company believes print impressions to be indicative of overall production volume, total impressions may not be fully comparable period to period due to (1) differences in the type, performance and width of press equipment utilized and (2) product mix produced.

The following table reconciles Print Segment VAR to Print Segment Sales for the periods indicated:

                                     THREE MONTHS ENDED  TWELVE MONTHS ENDED
                                           MARCH 31,         MARCH 31,
                                     ------------------  -------------------
                                       2005       2004    2005        2004
                                     ---------    -----  ------      -------
                                                  (In millions)
PRINT SEGMENT SALES                   $   95.2    92.2    393.9      418.0
  Paper, Ink and Subcontract Costs        49.9    44.3    205.5      203.3
                                      --------    ----    -----      -----
PRINT SEGMENT VAR                     $   45.3    47.9    188.4      214.7
                                      ========    ====    =====      =====

The following table reflects our print impressions for the periods indicated:

                       THREE MONTHS ENDED       TWELVE MONTHS ENDED
                            MARCH 31,                 MARCH 31,
                       ------------------       -------------------
                        2005         2004        2005         2004
                       -----        -----       ------       ------
                                      (In millions)
PRINT IMPRESSIONS      2,770        2,925       11,279       12,920

The Company

ACG Holdings is the parent company of American Color Graphics which conducts business as American Color Print and American Color Premedia.

American Color Print is one of the leading printers of advertising inserts and newspaper products in the United States. The Company's production facilities print and distribute products such as weekly retail advertising inserts, Sunday comic sections, comic books and other publications for many of the country's retailers and major newspapers.

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

American Color Premedia is one of the most technologically advanced providers of premedia services in the United States. The Company's premedia services segment provides the Company's customers with a complete solution for the preparation and management of materials for printing, including the capture, manipulation, transmission and distribution of images.

Forward Looking Statements

This release contains certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward looking and the words "anticipate," "believe," "expect," "estimate," "project," and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements may include statements addressing future financial condition and operating results.

Economic, business, competitive and/or regulatory factors affecting the Company's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these and other factors is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004 and its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2004, September 30, 2004 and December 31, 2004. The Company anticipates filing its Form 10-K for the fiscal year ended March 31, 2005 on or before June 29, 2005. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Conference Call Details

The Company will hold a conference call for investors at 11:00 a.m. EST on Thursday, June 2, 2005. The call can be accessed by telephone dial-in with a capability to participate in the question and answer portion of the call. The telephone dial-in number for participants in the United States is 888-942-8131 and the pass-code confirmation # is 3770377. The telephone dial-in number for participants outside the United States is +1-712-257-2022 and the pass-code confirmation # is 3770377.

An audio replay of the conference call will be available for a one week period after the call. The dial-in number for participants in the United States is 800-695-3946. The audio replay dial-in number for participants outside the United States is 402-220-0320.

The financial information discussed on that call can be accessed at http://www.americancolor.com.

Contact

American Color Graphics, Inc.
Patrick W. Kellick   615-377-7430

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